UNITED STATES OF AMERICA

          BEFORE THE SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.

In the Matter of

Northeast Utilities                       Certificate pursuant to Rule
Northeast Utilities Service Company       24 under the Public Utility
The Connecticut Light and Power Company   holding  Company Act of 1935
Western Massachusetts Electric Company
Public Service Company of New Hampshire
North Atlantic Energy Corporation
Holyoke Water Power Company
Northeast Nuclear Energy Company
Yankee Energy System, Inc.
Yankee Gas Services Company
The Rocky River Realty Company
The Quinnehtuk Company
NU Enterprises, Inc.
Northeast Generation Company
Northeast Generation Service Company
Properties, Inc.
Woods Electrical Co., Inc.
Woods Network Services, Inc.
E. S. Boulos Company
Select Energy, Inc.
Select Energy New York, Inc.
Mode 1 Communications, Inc.
Select Energy Services, Inc.
Yankee Energy Financial Services Company
Yankee Energy Services Company
NorConn Properties, Inc.

File No.  70-9755
(Public Utility Holding
Company Act of 1935)

     Pursuant to the requirements of Rule 24(a) of the Commission's regulations under the Public Utility Holding Company Act of 1935, and with reference to the transaction proposed in the Application/Declaration on Form U-1 (the "Application") in File No. 70-9755, the Applicants hereto hereby file the following exhibit to this File.

Exhibits

     Exhibit A-6    Terms of the NU System Money Pool (Revised
                    January 2005)


                            SIGNATURE

     Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the Applicants have duly caused this Certificate to be signed on their behalf by the undersigned hereunto duly authorized

Northeast Utilities
Northeast Utilities Service Company
The Connecticut Light and Power Company
Western Massachusetts Electric Company
Public Service Company of New Hampshire
North Atlantic Energy Corporation
Holyoke Water Power Company
Northeast Nuclear Energy Company
Yankee Energy System, Inc.
Yankee Gas Services Company
The Rocky River Realty Company
The Quinnehtuk Company
NU Enterprises, Inc.
Northeast Generation Company
Northeast Generation Service Company
Properties, Inc.
Woods Electrical Co., Inc.
Woods Network Services, Inc.
E. S. Boulos Company
Select Energy, Inc.
Select Energy New York, Inc.
Mode 1 Communications, Inc.
Select Energy Services, Inc.
Yankee Energy Financial Services Company
Yankee Energy Services Company
NorConn Properties, Inc.


     By:       /s/ Randy A. Shoop
     Name:     Randy A. Shoop
     Title:    Vice President and Treasurer
               Northeast Utilities Service Company as Agent
               for all of the above-named Applicants

Dated:    January 24, 2005